EXHIBIT 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

CCFNB Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Aggregate Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection With Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Common Stock $1.25 Par Value Per Share	Other	1,489,179	N/A	$60,216,923	0.00011020	$6,635.91

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A

(1)

The number of shares of common stock, par value $1.25 per share, of CCFNB Bancorp, Inc. (“CCFNB” and, such shares, the “CCFNB common stock”) being registered is based upon (i) the exchange ratio of 0.9259 shares of CCFNB common stock for each share of common stock, par value $0.4167 per share, of Muncy Bank Financial, Inc. (“MBF” and, such shares, the “MBF common stock”) multiplied by (ii) an estimate of the maximum number of shares of MBF common stock issued and outstanding as of June 26, 2023 or issuable or expected to be exchanged in connection with the merger of MBF with and into CCFNB (the “merger”), which collectively equals 1,489,179.

(2)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1033, as amended (the “Securities Act”) and calculated in accordance with Rules 457(c) and 457(f)(1) promulgated thereunder. The aggregate offering price is (i) the average of the bid and asked prices of MBF common stock as reported on OTCQB on June 26, 2022 multiplied by (ii) the estimated maximum number of shares of MBF common stock to be converted in the merger, which is 1,608,358 shares.

(3)	Calculated by multiplying the estimated aggregate offering price of securities to be registered by 0.00011020.

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